Exhibit (6)(k)

Amended and Restated

Broker-Dealer Agreement

This amended and restated agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between Phoenix Capital Group Holdings I LLC (“Client”), a Delaware Limited Liability Company, Phoenix Capital Group Holdings, LLC (“Phoenix Capital”), a Delaware Limited Liability Company, and Dalmore Group, LLC., a New York Limited Liability Company (“Dalmore”) (collectively, the “Parties”) effective as of June 5, 2023.

WHEREAS, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via exemptions from registration with the Securities and Exchange Commission (“SEC”);

WHEREAS, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the “Offering”);

WHEREAS, Client recognizes the benefit of having Dalmore as a broker dealer of record and service provider for investors who participate in the Offering (collectively, the “Investors”) and entered into a Broker-Dealer Agreement, effective as of March 15, 2023, as amended (the “Original BD Agreement”) with respect to the same;

WHEREAS, Client is a wholly-owned subsidiary of Phoenix Capital; and

WHEREAS, Client and Dalmore wish to amend and restate the Original BD Agreement in its entirety to add Phoenix Capital as a party and to make such other changes as they, along with Phoenix Capital, have deemed necessary or desirable.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term, and Termination.

a.

Services. Client hereby engages Dalmore to perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties, the services to be performed by Dalmore are limited to those Services.

b.

Term. The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other parties of non-renewal at least sixty (60) days prior to the expiration of the current term. If Client or Phoenix Capital defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon thirty (30) days written notice if Client or Phoenix Capital fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by Client proves to be incorrect at any time in any material respect, or (iii) upon thirty (30) days written notice if Client or Phoenix Capital on the one hand, or Dalmore on the other, commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either Client or Phoenix Capital on the one hand, or Dalmore on the other, executes and delivers a general assignment for the benefit of its creditors.

2. Compensation. As compensation for the Services, Phoenix Capital shall pay to Dalmore the following fees:

a.

a fee of up to (6.0%) on the aggregate amount raised by the Client (the “Offering Fee”). The Offering Fee shall only be payable after the Financial Industry Regulatory Authority (“FINRA”) department of Corporate Finance issues a no objection letter (the “No Objection Letter”) for the Offering.

b.

a one-time expense fee of five thousand ($5,000) for out-of-pocket expenses incurred by Dalmore (the “Expense Fee”). The Expense Fee is due and payable upon execution of this Agreement. The Expense Fee shall cover expenses anticipated to be incurred by the firm such as FINRA filings and any other expenses incurred by Dalmore in connection with the Offering. Notwithstanding the foregoing, Dalmore will refund to the Phoenix Capital any portion of the Expense Fee that remains unused.

c.	A one-time consulting fee of twenty thousand ($20,000) (the “Consulting Fee”) which is due and payable within five (5) days of receipt of the No Objection Letter.

3. Regulatory Compliance

a.

Client and all its third-party providers shall at all times (i) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including all fees associated with FINRA filings), in each case that are necessary or appropriate to perform their respective obligations under this Agreement.

FINRA Corporate Filing Fee for this $75,000,000, best efforts offering will be $11,750 and will be a pass-through fee payable to Dalmore, from Phoenix Capital, who will then forward it to FINRA as payment for the filing. This fee is due and payable prior to any submission by Dalmore to FINRA.

b.

Client and Dalmore agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations unless such notification is expressly prohibited by the applicable Governmental Authority.

4. Role of Dalmore. Client acknowledges and agrees that Dalmore’s sole responsibilities in connection with an Offering are set forth on Exhibit A, and that Dalmore is strictly acting in an administrative and compliance capacity as the broker dealer of record, and is not being engaged by the Client to act as an underwriter or placement agent in connection with the Offering. Dalmore will use commercially reasonable efforts to perform the Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity; (ii) does not guarantee the performance of any Investor; (iii) is not soliciting or approaching investors in connection with the Offering, (iv) is not an investment adviser, does not provide investment advice and does not recommend securities transactions, (v) in performing the Services is not making any recommendation as to the appropriateness, suitability, legality, validity or profitability of the Offering, and (vi) does not take any responsibility for any documentation created and used in connection with the Offering.

5. Indemnification. Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) negligent or intentional misrepresentation or omission of material information associated with the Offering, provided such Proceedings are not brought as a result of (i) a breach of this Agreement by Dalmore, (ii) the wrongful or negligent acts or omission of Dalmore

Dalmore shall indemnify and hold Client, its affiliates (including Phoenix Capital) and their representatives and agents harmless from, any and all Losses, resulting from or arising out of any Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore, (ii) the wrongful or negligent acts or omission of Dalmore.

6. Confidentiality. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investor, but shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient. During the term of this Agreement and at all times thereafter, the parties shall not disclose Confidential Information of the other parties or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement. This Section 6 shall not apply to the disclosure of Confidential Information between Client and Phoenix Capital.

7. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client or Phoenix Capital:

Phoenix Capital Group Holdings, LLC

18575 Jamboree Road, Suite 830

Irvine, CA 92612

Attn: Lindsey Wilson – Manager

Tel: 303-376-9778

Email: LW@phxcapitalgroup.com

If to Dalmore:

Dalmore Group, LLC

530 7th Avenue, Suite 902

New York, NY 10018

Attn: Etan Butler, Chairman

Tel: 917-319-3000

Email: etan@dalmorefg.com

8. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

c. This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the parties to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d. The Client will not, without prior written approval of Dalmore, reference such other party in any advertisement, website, newspaper, publication, periodical or any other communication, and shall keep the contents of this Agreement confidential in accordance with the provisions set forth herein.

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

f. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein, including without limitation the Original BD Agreement. The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Phoenix Capital Group Holdings I, LLC

By	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Manager’s Manager

PHOENIX CAPITAL: Phoenix Capital Group Holdings, LLC

By	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Manager

Dalmore Group, LLC

By	/s/ Etan Butler
Name:	Etan Butler
Its:	Chairman

Exhibit A

Services:

i.

Review Investor information, including KYC (Know Your Customer) data, AML (Anti-Money Laundering), OFAC compliance background checks (it being understood that KYC and AML processes may be provided by a qualified third party);

ii.	Review each Investor’s subscription agreement to confirm such Investor’s participation in the Offering, and provide confirmation of completion of such subscription documents to Client;

iii.	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an Investor;

iv.

Keep Investor information and data confidential and not disclose to any third-party except as required by regulatory agencies or in our performance under this Agreement (e.g. as needed for AML and background checks);

v.	Coordinate with third party providers to ensure adequate review and compliance;

vi.	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent;

vii.	Training and oversight of licensed sales personnel associated with the Offering.